Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces Strong 1st Quarter, Exceeding Expectations

Excellent Worldwide Sales and Volume Growth

Sales, Unit Volume and Operating Profit Up in All Divisions

New York, New York, April 30, 2008… Colgate-Palmolive Company (NYSE:CL) today announced excellent worldwide sales and unit volume growth together with higher than expected earnings growth for first quarter 2008. Worldwide sales grew 15.5% to $3,713.0 million and unit volume grew 5.0%, as reported. Excluding divestments, worldwide sales and unit volume grew 16.0% and 5.5%, respectively. Global pricing increased 3.0% and foreign exchange added 7.5%. The very strong top-line growth was supported by a 16.0% increase in worldwide advertising spending.

First quarter 2008 results include $21.2 million of aftertax charges related to the 2004 Restructuring Program. The year ago quarter included restructuring charges of $29.9 million and Other Items totaling to a net gain of $95.4 million aftertax (see Table 2 for 2007 Other Items details).

As reported, gross profit margin increased 20 basis points to 56.6%. Excluding restructuring charges, gross profit margin decreased 10 basis points to 57.3% reflecting meaningful increases in raw and packaging material costs worldwide, especially oil-related costs and agricultural commodities. These sharp increases were almost completely offset by increased pricing and successful savings initiatives.

Operating profit as reported increased 11% versus first quarter 2007 to $723.7 million. Excluding restructuring charges in both periods and the 2007 Other Items noted above, operating profit rose 15% to $762.1 million.

Reported net income and diluted earnings per share in first quarter 2008 were $466.5 million and $.86, respectively. Reported net income and diluted earnings per share in first quarter 2007 were $486.6 million and $.89, respectively. Excluding restructuring charges in both periods and the 2007 Other Items noted above, net income increased 16% in first quarter 2008 to a record $487.7 million and diluted earnings per share increased 17% to $.90, also a record. In first quarter 2007, net income and diluted earnings per share excluding restructuring charges and Other Items were $421.1 million and $.77, respectively.

Net cash provided by operations year to date increased by 17% to $569.9 million. Colgate’s strong balance sheet strengthened even further during the period with working capital improving to 0.8% of sales versus 1.0% in the comparable 2007 period, and net debt (debt less cash and marketable securities) declining versus first quarter 2007.

Ian Cook, President and CEO commented on the results excluding restructuring charges and Other Items, “We are delighted to begin 2008 with excellent top and bottom line growth, building on the strong growth momentum we saw in 2007. Importantly, top-line growth was nicely balanced between developed and developing countries. Every operating division achieved sales, unit volume and operating profit increases.

“Our global toothpaste leadership continues to strengthen driven by market share gains in key countries around the world including the United States, Mexico, Brazil, China and India. Colgate’s worldwide share of the manual toothbrush market also increased during the quarter to another record high. Other categories achieving global share gains include mouth rinse, bar soaps, shower gels, hand dish liquid and pet nutrition.

“Unprecedented increases in commodity and other costs worldwide were, of course, encountered by Colgate and our competitors. Pleasingly, despite this unprecedented jump, the Company’s aggressive savings programs, higher pricing and shift toward higher-margin oral care products virtually offset the impact of sharply rising raw and packaging material costs worldwide. This allowed us to get within 10 basis points of last year’s first quarter record gross profit margin of 57.4%, excluding restructuring charges, even after absorbing over 300 basis points of material cost increases.”

Mr. Cook further commented, “As we look ahead, we expect gross profit margin for 2008, excluding restructuring charges, to be flat to slightly up versus a record 2007, reflecting the significantly higher cost environment balanced by our successful cost savings and pricing efforts. Taking into account the normal lag in the effect of price increases, combined with the impact of our ongoing savings programs, we anticipate gross profit margin to be up more substantially in 2009, even if oil and commodity prices increase moderately above current record levels.

“We are also confident the strong top-line growth will continue. Our new product pipeline is as full as ever and we plan to continue supporting it with higher levels of advertising worldwide.

“We expect that our strong sales momentum and excellent results from our ongoing cost-saving initiatives will enable us to achieve our expectations of double-digit earnings per share growth in 2008, as we did in 2007 and in the first quarter just reported.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on first quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (19% of Company Sales)

North American sales grew 7.0% in the first quarter as unit volume increased 4.5% on top of the very strong volume growth in the year ago period. Pricing increased 1.5% and foreign exchange added 1.0%. North American operating profit increased 8% during the quarter, reflecting the benefits from restructuring and other efficiency programs, partially offset by an increase in raw material costs.

In the U.S., new product launches at the super-premium level are contributing to growth in oral care. Colgate Total Advanced Clean and Colgate Total Advanced Whitening toothpastes, supported by an integrated marketing campaign featuring Brooke Shields and an expansive professional sampling program, helped drive market share for Colgate Total toothpaste to its highest quarterly share ever at 15.7%. Colgate Max Fresh BURST and Colgate Sensitive toothpastes were also strong performers in the quarter. Colgate’s share of the manual toothbrush market is at a record high of 27.1% year to date, up 1.3 share points versus year ago, fueled by the success of Colgate 360°, Colgate 360° Sensitive and new Colgate 360° Deep Clean manual toothbrushes.

Successful new products contributing to growth in the U.S. in other categories include Colgate 360° Sonic Power battery toothbrush, Irish Spring Moisture Blast and Irish Spring Reviving Mint body wash for men, Softsoap brand liquid hand soap with innovative new package designs, Softsoap brand SPA Radiant body wash and liquid hand soap, Softsoap brand foaming liquid hand soap in new premium sensorial fragrances and Suavitel Ultra Aroma Sensations fabric conditioner.

Latin America (25% of Company Sales)

As reported, Latin American sales and unit volume grew 19.5% and 6.0%, respectively, in the first quarter. Excluding the 2007 divestment of the household bleach business, sales and unit volume grew 21.0% and 7.5%, respectively, on top of double-digit sales and volume growth in the year ago period. The strong volume gains were led by Mexico, Brazil, Venezuela, Argentina and Dominican Republic. Higher pricing added 6.0% and foreign exchange added 7.5%. Latin American operating profit increased 14%, to an all-time record level even after a strong double-digit increase in advertising during the quarter.

Colgate continues to build its strong leadership in oral care throughout Latin America with its regional toothpaste market share at a record high year to date driven by market share gains in nearly every country. Strong sales of premium-priced offerings such as Colgate Total Professional Clean and Colgate Max White toothpastes drove share gains throughout the region. In Mexico, for example, Colgate’s toothpaste market share reached a record high at 85.4% year to date, up 260 basis points versus year ago. Colgate’s leading share of the manual toothbrush market for the region is at a record high year to date at 37.6%, up 130 basis points versus year ago. Strong sales of Colgate 360° and Colgate 360° Sensitive manual toothbrushes throughout the region contributed to this success.

In other product categories, Colgate Plax Whitening and Colgate Plax Ice mouthwashes, Palmolive Naturals Yogurt and Fruits, Palmolive Nutri-Milk Double Moisture and Protex Oats bar soaps, Lady Speed Stick Double Defense multi-form deodorants, Palmolive Caprice shampoo and Palmolive Nutri-Milk shower gel contributed to market share gains in the region.

Europe/South Pacific (24% of Company Sales)

Europe/South Pacific sales increased 15.0% to a record level, and unit volume grew 3.0% in the first quarter. Pricing was negative 1.0% and foreign exchange added 13.0%. Volume gains in the GABA business, the United Kingdom, Denmark, Poland, Greece, Romania, Adria, Austria, Holland and Australia more than offset a volume decline in France and Italy due to challenging market conditions. Operating profit for the region grew 8% to a record level, on top of very strong growth in the year ago period and even after a significant increase in advertising during the quarter.

Colgate increased its oral care leadership in Europe/South Pacific with its regional toothpaste market share reaching a record high year to date. Toothpaste share gains were led by Austria, Belgium, Finland, France, Germany, Greece, Norway, Sweden, Switzerland, the United Kingdom, Poland, Czech Republic, Hungary, Romania and Australia. Successful premium products driving these share gains include Colgate Total, Colgate Max Fresh and Colgate Max White toothpastes. GABA’s toothpaste market share also grew in many markets across the region, in both the food and pharmacy channels. In the manual toothbrush category, strong sales of Colgate 360°, Colgate 360°

Sensitive and Colgate Max Fresh toothbrushes strengthened Colgate’s market leadership in this category for the region.

Recent premium innovations contributing to gains in other product categories include Colgate 360° Sonic Power battery toothbrush, Colgate Plax Whitening mouth rinse, Palmolive Pure Cashmere Intense Nourishment and Palmolive Aromatherapy Happyful shower gels, Palmolive Odor Neutralizing liquid hand soap, and Ajax Professional bucket dilutable and Ajax Professional glass cleaners.

Greater Asia/Africa (18% of Company Sales)

Greater Asia/Africa sales and unit volume increased 19.5% and 8.0%, respectively. The strong volume gains were led by India, Russia, Ukraine and the rest of the CIS countries, Malaysia, Thailand, Vietnam, South Africa, Morocco, the Gulf States and the Greater China region, where volume increased double-digit for the fourth consecutive quarter. For the division as a whole, pricing increased 3.0% and foreign exchange added 8.5%. Operating profit for the region increased 30% to an all-time record level, even after a sizable increase in advertising during the quarter.

Colgate strengthened its oral care leadership in the Greater Asia region with its regional toothpaste market share reaching a record high year to date. In China, for example, Colgate’s toothpaste market share reached 31.1% year to date, up 130 basis points versus year ago. Colgate’s share of the manual toothbrush market also strengthened throughout the region with many countries achieving record high shares in the category. Successful new products driving the oral care growth include Colgate Total Professional Clean, Colgate Herbal Gel, Colgate 360° Whole Mouth Clean and Darlie Salt White toothpastes, and Colgate 360° Sensitive and Colgate 360° Deep Clean manual toothbrushes.

New products contributing to growth in other categories in the region include Palmolive Vitamins and Oil shower gel, Palmolive Thermal Spa Seabuckthorn shower gel, bar soap and liquid hand soap, Palmolive Pure Cashmere shower cream and bar soap, and Protex Propolis bar soap.

Hill’s (14% of Company Sales)

Hill’s sales grew 16.5% as unit volume increased 4.0% during the quarter. Foreign exchange added 5.0% and pricing increased 7.5%. Operating profit increased 10% to a record level despite significantly higher agricultural commodity costs during the quarter.

Market share gains in the U.S. specialty pet channel during the quarter were driven by strong sales of Science Diet Canine Adult Large Breed and Science Diet Canine Adult Lamb Meal & Rice Recipe Small Bites. Science Diet Indoor Cat Adult and Science Diet Feline Light Adult contributed to growth in feline. Prescription Diet c/d Multicare Feline, a therapeutic food for the nutritional management of cats with Feline Lower Urinary Tract Disease, Prescription Diet j/d Canine and Prescription Diet d/d Canine drove growth in the U.S. veterinary channel.

Internationally, volume growth was led by Australia, Switzerland, Italy, Spain, Brazil, Colombia, Belgium and Romania. New pet food products contributing to the international growth include Prescription Diet j/d Light Canine, Science Plan Chunks in Gravy Feline pouches and Prescription Diet c/d Multicare Feline.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Tom’s of Maine, Ajax, Axion, Soupline, and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

Unless otherwise indicated, all market share data included in this press release is as measured by ACNielsen.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Such statements may relate, for example, to sales or volume growth, profit growth, earnings growth, financial goals, cost-reduction plans, estimated charges and savings associated with the 2004 Restructuring Program and new product introductions. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate’s condensed consolidated income statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Net sales, gross profit margin, operating profit, operating profit margin, net income and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of certain items reported in the corporate segment, as explained below:

•

The restructuring charges relate to the restructuring program that began in the fourth quarter of 2004 and is expected to be substantially completed by the end of 2008 (the “2004 Restructuring Program”). These restructuring charges include separation-related costs, incremental depreciation and asset write-downs, and other costs related to the implementation of the 2004 Restructuring Program. In light of their nature and magnitude, the Company believes these items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

•

The three Other Items, which pertained to the three months ended March 31, 2007, are comprised of the gain on sale of the Company’s household bleach business in Latin America, a charge related to the limited voluntary product recall of certain Hill’s feline products, and tax adjustments consisting of the reduction of a tax loss carryforward valuation allowance in Brazil, partially offset by tax provisions for the recapitalization of certain overseas subsidiaries. The amount of each such excluded item for the three months ended March 31, 2007 is set forth in the table entitled “Supplemental Consolidated Income Statement Information – Other Items” included with this release. In light of their nature and magnitude, the Company believes that these three Other Items should be presented separately to enhance an investor’s overall understanding of its ongoing operations.

Management believes these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period-over-period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See “Consolidated Income Statement and Supplemental Information — Reconciliation Excluding the 2004 Restructuring Program and Other Items” for the three months ended March 31, 2008 and 2007 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales growth and volume growth from ongoing operations. See “Geographic Sales Analysis, Percentage Changes – First Quarter 2008 vs. 2007” for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies. See “Condensed Consolidated Statements of Cash Flows For the Three Months Ended March 31, 2008 and 2007” for a comparison of free cash flow before dividends to net cash as reported in accordance with GAAP.

(See attached tables for first quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Items

For the Three Months Ended March 31, 2008 and 2007

(in Millions Except Per Share Amounts) (Unaudited)

	2008			2007
	As Reported	Restructuring	Excluding Restructuring	As Reported	Restructuring	Other Items (a)	Excluding Restructuring & Other Items
Net sales	$3,713.0	$—	$3,713.0	$3,213.9	$—	$(2.1)	$3,216.0
Cost of sales	1,613.2	25.9	1,587.3	1,401.7	31.7	(1.1)	1,371.1
Gross profit	2,099.8	(25.9)	2,125.7	1,812.2	(31.7)	(1.0)	1,844.9
Gross profit margin	56.6%		57.3%	56.4%			57.4%
Selling, general and administrative expenses	1,348.9	13.2	1,335.7	1,170.2	11.1	—	1,159.1
Other (income) expense, net	27.2	(0.7)	27.9	(9.1)	3.1	(36.0)	23.8
Operating profit	723.7	(38.4)	762.1	651.1	(45.9)	35.0	662.0
Operating profit margin	19.5%		20.5%	20.3%			20.6%
Interest expense, net	33.7	—	33.7	42.7	—	—	42.7
Income before income taxes	690.0	(38.4)	728.4	608.4	(45.9)	35.0	619.3
Provision for income taxes	223.5	(17.2)	240.7	121.8	(16.0)	(60.4)	198.2
Effective tax rate	32.4%		33.0%	20.0%			32.0%
Net income	466.5	(21.2)	487.7	486.6	(29.9)	95.4	421.1
Earnings per common share
Basic	$0.90	$(0.04)	$0.94	$0.94	$(0.06)	$0.19	$0.81
Diluted	$0.86	$(0.04)	$0.90	$0.89	$(0.05)	$0.17	$0.77
Average common shares outstanding
Basic	509.0	509.0	509.0	512.7	512.7	512.7	512.7
Diluted	539.5	539.5	539.5	547.0	547.0	547.0	547.0

(a)	See Table 2 “Supplemental Consolidated Income Statement Information - Other Items” for details.

Note: The impact of certain “Other Items” on the basic and diluted earnings per share may not necessarily equal the earnings per share if calculated independently as a result of rounding.

Table 2

Colgate-Palmolive Company

Supplemental Consolidated Income Statement Information

Other Items

For the Three Months Ended March 31, 2007

(in Millions Except Per Share Amounts) (Unaudited)

	Three Months Ended March 31, 2007
	Gain on Bleach Sale	Hill’s Product Voluntary Recall	Tax Adjustments*	Total Other Items
Net sales	$—	$(2.1)	$—	$(2.1)
Cost of sales	—	(1.1)	—	(1.1)
Gross profit	—	(1.0)	—	(1.0)
Selling, general and administrative expenses	—	—	—	—
Other (income) expense, net	(48.6)	12.6	—	(36.0)
Operating profit	48.6	(13.6)	—	35.0
Interest expense, net	—	—	—	—
Income before income taxes	48.6	(13.6)	—	35.0
Provision for income taxes	18.9	(5.4)	(73.9)	(60.4)
Net income	29.7	(8.2)	73.9	95.4
Earnings per common share
Basic	$0.06	$(0.02)	$0.15	$0.19
Diluted	$0.05	$(0.02)	$0.14	$0.17

*	Reduction of tax loss carryforward valuation allowances in Brazil of $94.6, partially offset by tax provisions for the recapitalization of certain overseas subsidiaries.

Table 3

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of March 31, 2008, December 31, 2007 and March 31, 2007

(Dollars in Millions) (Unaudited)

	March 31, 2008	December 31, 2007	March 31, 2007
Cash and cash equivalents	$642.1	$428.7	$474.4
Receivables, net	1,784.8	1,680.7	1,589.7
Inventories	1,287.0	1,171.0	1,095.4
Other current assets	374.3	338.1	333.2
Property, plant and equipment, net	3,082.3	3,015.2	2,715.0
Other assets, including goodwill and intangibles	3,638.9	3,478.3	3,149.9

Total assets	$10,809.4	$10,112.0	$9,357.6

Total debt	3,706.8	3,515.9	3,608.7
Other current liabilities	3,312.2	2,868.7	2,870.8
Other non-current liabilities	1,538.2	1,441.2	1,460.3

Total liabilities	8,557.2	7,825.8	7,939.8
Total shareholders’ equity	2,252.2	2,286.2	1,417.8

Total liabilities and shareholders’ equity	$10,809.4	$10,112.0	$9,357.6

Supplemental Balance Sheet Information
Debt less cash and marketable securities*	$3,051.1	$3,064.6	$3,116.9
Working capital % of sales	0.8%	2.2%	1.0%

*	Marketable securities of $13.6, $22.6 and $17.4 as of March 31, 2008, December 31, 2007 and March 31, 2007, respectively, are included in Other current assets.

Table 4

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2008 and 2007

(Dollars in Millions) (Unaudited)

	2008	2007
Operating Activities
Net income	$466.5	$486.6
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	(9.6)	10.1
Depreciation and amortization	88.6	81.0
Gain before tax on sale of non-core product lines	—	(48.6)
Stock-based compensation expense	27.1	32.7
Deferred income taxes	24.0	(94.5)
Cash effects of changes in:
Receivables	(52.1)	(54.8)
Inventories	(88.7)	(80.8)
Accounts payable and other accruals	106.4	132.2
Other non-current assets and liabilities	7.7	24.0

Net cash provided by operations	569.9	487.9

Investing Activities
Capital expenditures	(85.3)	(92.7)
Sale of property and non-core product lines	12.8	79.2
Other	8.6	(6.0)

Net cash used in investing activities	(63.9)	(19.5)

Financing Activities
Principal payments on debt	(1,222.4)	(714.6)
Proceeds from issuance of debt	1,336.6	653.2
Dividends paid	(185.6)	(166.8)
Purchases of treasury shares	(306.2)	(339.6)
Proceeds from exercise of stock options and excess tax benefits	78.1	84.0

Net cash used in financing activities	(299.5)	(483.8)

Effect of exchange rate changes on Cash and cash equivalents	6.9	0.3

Net increase/(decrease) in Cash and cash equivalents	213.4	(15.1)
Cash and cash equivalents at beginning of period	428.7	489.5

Cash and cash equivalents at end of period	$642.1	$474.4

Supplemental Cash Flow Information
Free cash flow before dividends (net cash provided by operations less capital expenditures)
Net cash provided by operations	$569.9	$487.9
Less: Capital expenditures	(85.3)	(92.7)

Free cash flow before dividends	$484.6	$395.2

Income taxes paid	$109.2	$94.9

Table 5

Colgate-Palmolive Company

Segment Information

For the Three Months Ended March 31, 2008 and 2007

(Dollars in Millions) (Unaudited)

	Three Months Ended March 31,
	2008	2007
Net sales
Oral, Personal and Home Care
North America	$709.5	$662.4
Latin America	945.5	790.3
Europe/South Pacific	900.0	781.6
Greater Asia/Africa	654.8	548.5

Total Oral, Personal and Home Care	$3,209.8	$2,782.8

Pet Nutrition	503.2	431.1

Total Net sales	$3,713.0	$3,213.9

	Three Months Ended March 31,
	2008	2007
Operating profit
Oral, Personal and Home Care
North America	$164.1	$152.2
Latin America	280.0	245.3
Europe/South Pacific	192.4	178.7
Greater Asia/Africa	105.7	81.4

Total Oral, Personal and Home Care	$742.2	$657.6

Pet Nutrition	127.4	115.6
Corporate	(145.9)	(122.1)

Total Operating profit	$723.7	$651.1

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include restructuring and related implementation costs, stock-based compensation related to stock options and restricted stock awards, research and development costs, Corporate overhead costs and gains and losses on sales of non-core brands and assets.

For the three months ended March 31, 2008 and 2007, Corporate operating expenses include $38.4 and $45.9 of charges related to the Company’s 2004 Restructuring Program, respectively.

As a result of a limited voluntary recall of Hill’s product in March 2007, Pet Nutrition Net sales were reduced by $2.1 and Corporate operating expenses increased by $13.6. Additionally, Corporate operating expenses for the three months ended March 31, 2007 were reduced by a $48.6 gain related to the sale of the Company’s household bleach business in Latin America.

Table 6

Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - First Quarter 2008 vs 2007

March 31, 2008

(Unaudited)

			COMPONENTS OF SALES CHANGE FIRST QUARTER

Region	1st Qtr Sales Change As Reported	1st Qtr Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange
Total Company	15.5%	16.0%	5.5%	3.0%	7.5%
Europe/South Pacific	15.0%	15.0%	3.0%	(1.0%)	13.0%
Latin America	19.5%	21.0%	7.5%	6.0%	7.5%
Greater Asia/Africa	19.5%	19.5%	8.0%	3.0%	8.5%
Total International	18.0%	18.5%	6.0%	2.5%	10.0%
North America	7.0%	7.0%	4.5%	1.5%	1.0%
Total CP Products	15.5%	16.0%	5.5%	2.5%	8.0%
Hill’s	16.5%	16.5%	4.0%	7.5%	5.0%